Exhibit 99.1

Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Media Contact: Jerry Grasso (859) 232-3546 ggrasso@lexmark.com

Lexmark increases quarterly dividend by 20 percent

LEXINGTON, Ky., April 26, 2012 – Lexmark International, Inc. (NYSE: LXK) today announced at its Annual Meeting of Stockholders that its board of directors has approved an increase of the quarterly dividend per shares of Lexmark Class A Common Stock by $0.05 per share to $0.30 per share (or $1.20 per share on an annual basis) from the previous $0.25 per share (or $1.00 per share on an annual basis).

“Over the past few years, we have exited the consumer printing business, consolidated our operations and focused our resources squarely on the business customer,” said Paul Rooke, Lexmark chairman and chief executive officer. “These actions have enabled Lexmark to focus on becoming a leading end-to-end solutions provider, and we believe our investments in managed print services, high usage hardware and high value software are bringing new and differentiated solutions to market and delivering long term value to our customers and shareholders.

“Given our confidence in the strategy, our strong liquidity position and history of cash generation, we are confident in our continued ability to generate strong cash flow and execute our capital return framework while continuing strategic acquisitions. Therefore, I am pleased to announce a 20 percent increase in our dividend to Lexmark shareholders today,” Rooke added.

The new quarterly dividend of $0.30 per share will be paid on June 15, 2012, to shareholders of record as of the close of business on June 1, 2012. The new quarterly dividend equates to a yield of approximately 4 percent based on the company’s stock price as of yesterday’s close of trading.

The company also announced that each of the five directors up for election, and the advisory vote on executive compensation, were approved by shareholders by more than 93 percent of cast votes.

Future declarations of dividends are subject to board of director approval and may be adjusted as business needs or market conditions change.

About Lexmark

Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help customers to print less and save more. Perceptive Software, a stand-alone software business within Lexmark, is a leading provider of process and content management software that helps organizations fuel greater operational efficiency. In 2011, Lexmark sold products in more than 170 countries and reported more than $4 billion in revenue.

To learn more about Lexmark, please visit www.lexmark.com. For more information on Perceptive Software, please visit www.perceptivesoftware.com.

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